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                                                                  EXHIBIT 99.(b)


IMMEDIATE RELEASE

                 NEWCOR ANNOUNCES COMPLETION OF ACQUISITIONS

Newcor, Inc., Bloomfield Hills, Michigan, March 5, 1998. W. John Weinhardt, president and chief executive officer of Newcor, Inc., announced today that Newcor completed the acquisitions for cash of 100% of he common stock of the three corporations that comprise the Deco Group and 100% of the common stock of Turn-Matic, Inc. As a result of these acquisitions, and the acquisition of Machine Tool & Gear, Inc. which closed on December 23, 1997, Newcor has taken a significant step in accelerating its strategy to become a leading supplier of high volume precision machined engine, transmission, and powertrain components and assemblies to the automotive, medium and heavy duty truck, and agricultural/off-road vehicle industries.

The three acquisitions, which had pro forma fiscal 1997 sales of approximately $112 million, complement Newcor's existing product and customer base, while adding a substantial new product position in engine components and assemblies and a key new market position in the medium and heavy duty truck industry. Newcor's expanded Precision Machined Products segment will be capable of providing customers with a broad range of manufacturing processes and value-added capabilities such as design and engineering, assembly and testing, and program management from concept development through production and assembly.

With the closing of these three acquisitions, Newcor's Precision Machined Products segment pro forma 1997 sales were over $172 million. Combined with sales from Newcor's Rubber and Plastic segment, Newcor's sales of components and assemblies to the automotive, medium and heavy duty truck and agricultural and off-road vehicle industries were over $220 million on a pro forma basis for 1997, comprising approximately 91% of total sales.

Newcor expects to continue the aggressive implementation of its strategy to become a leading supplier of precision machined engine, transmission and powertrain components and assemblies and high value-added molded rubber and plastic products for the automotive, medium and heavy duty truck and agricultural/off-road vehicle industries. This strategy calls for continued internal growth from new business opportunities, coupled with additional targeted acquisitions to complement these core businesses. Newcor plans to create increased shareholder value through growth. The acquisitions were financed with net proceeds from the private placement of $125,000,000 principal amount of Newcor's 9.875% Senior Subordinated Notes due March 2008 which was announced on February 27, 1998. The terms of the notes require Newcor to suspend its cash dividend. The elimination of the cash dividend is consistent with Newcor's growth strategy.


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                                                                 EXHIBIT 99.(b)
                                                                     continued

Newcor, headquartered in Bloomfield Hills, Michigan, designs and manufactures precision machined and molded rubber and plastic products as well as custom machines and manufacturing systems. Newcor is listed on the NASDAQ Stock Market under the symbol NEWC.

Cautionary Statements Under the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains information that constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from those included in or suggested by such forward-looking statements, including without limitation: the cyclical nature of the industries served by the Company, all of which have encountered significant downturns in the past; the level of production by and demand from the Company's principal customers, upon which the Company is substantially dependent, including the three major domestic automobile manufactures, American Axle & Manufacturing, Inc., Detroit Diesel Corporation and Deere & Company; whether, when and to what extent expected orders materialize; whether the Company will be able to successfully integrate the acquisitions of Machine Tool & Gear, the Deco Group and Turn-Matic into the Company's pre-exisiting operations and operate them profitably; and the extent to which it is successful; the impact on the Company of actions by its competitors, some of which are significantly larger and have greater financial and other resources than the Company. All forward-looking statements in this press release are qualified by such factors. The Company disclaims any obligation to update any such forward-looking statements.